Exhibit 16.1

KPMG LLP 99 High Street Boston, MA 02110-2371	Telephone 617 988 1000 Fax 617 507 8321 Internet www.us.kpmg.com

February 27, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for CIRCOR International, Inc. and, under the date of February 22, 2007, we reported on the consolidated financial statements of CIRCOR International, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On February 27, 2007, we were dismissed. We have read CIRCOR International, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated February 26, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the first sentence of the first paragraph.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.